UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 31, 2007

GARTNER, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7747
(Address of Principal Executive Offices, including Zip Code)
(203) 316-1111
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On January 31, 2007, Gartner, Inc. (“Gartner”) entered into a Credit Agreement (the “Credit Agreement”), among Gartner, the several lenders who are parties thereto from time to time, Bank of America, N.A., as syndication agent, Citibank, N.A., Citizens Bank of Massachusetts and LaSalle Bank National Association, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and J.P. Morgan Securities Inc., as sole bookrunner. The Credit Agreement provides for a five-year $180 million term loan and a $300 million revolving credit facility, which may be increased, at Gartner’s option, by up to an additional $100 million, for a total revolving credit facility of $400 million. The term loan will be repaid in 18 consecutive quarterly installments commencing September 30, 2007, plus a final payment due on January 31, 2012, and may be prepaid at any time without penalty or premium at the option of Gartner. The revolving credit facility may be used for loans, and up to $15 million may be used for letters of credit. The revolving loans may be borrowed, repaid and reborrowed until January 31, 2012, at which time all amounts borrowed must be repaid. On January 31, 2007, Gartner drew down $190 million from the revolving facility and $180 million from the term loan facility.
The Credit Agreement was used to refinance the outstanding loans under that certain Amended and Restated Credit Agreement (the “Existing Credit Facility”), dated as of June 29, 2005, as amended, among Gartner, the several lenders who are parties thereto from time to time, Bank of America, N.A., as syndication agent, Citizens Bank of Massachusetts and LaSalle Bank National Association, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and J.P. Morgan Securities Inc., as sole bookrunner, and that certain Credit Agreement (the “Interim Credit Facility”), dated as of December 13, 2006, among Gartner, the several lenders who are parties thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner. Both the Existing Credit Facility and the Interim Credit Facility were repaid and terminated in connection with Gartner entering into the Credit Agreement.
Loans under the Credit Agreement bear interest at a rate equal to, at Gartner’s option, either (i) the greatest of the Administrative Agent’s prime rate, the Administrative Agent’s rate for three-month certificates of deposit (adjusted for statutory reserves) plus 1% and the average rate on overnight federal funds plus 1/2 of 1%, plus a margin equal to between 0.00% and 0.25% depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii) at the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between .625% and 1.25%, depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended.
The Credit Agreement contains certain customary restrictive loan covenants, including, among others, financial covenants requiring a maximum leverage ratio, a minimum fixed charge coverage ratio, and a minimum annualized contract value ratio and covenants limiting Gartner’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates. Gartner’s obligations under the credit facility are guaranteed by certain Gartner U.S. subsidiaries.
The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0%, allows the lenders to terminate their obligation to lend under the Credit Agreement and could result in the acceleration of Gartner’s obligations under the credit facility and an obligation of any or all of the guarantors to pay the full amount of Gartner’s obligations under the credit facility.
The Credit Agreement is attached hereto as Exhibit 10.1. The above description is qualified in its entirety by reference to such exhibit.
ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
See Item 1.01
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
See Item 1.01
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits
10.1	Credit Agreement dated January 31, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
Date: February 6, 2007	By:	/s/ Lewis G. Schwartz
Lewis G. Schwartz
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Credit Agreement dated January 31, 2007